Exhibit 99.2

October 28, 2021
NOTICE OF EXTENSION OF REDEMPTION DATE
TO THE HOLDERS OF PROTERRA INC
PUBLIC WARRANTS (CUSIP No. 74374T117)* AND
PRIVATE WARRANTS

NOTICE IS HEREBY GIVEN, as of October 28, 2021, that Proterra Inc, a Delaware corporation (the “Company”), has determined to and hereby does extend the period during which its Warrants (as defined below) may be exercised by holders thereof and has determined to, and hereby does, change the redemption date of its Warrants to 5:00 pm New York City time on Friday, October 29, 2021 (the “New Redemption Date”). Pursuant to the Notice of Redemption dated September 27, 2021 (the “Notice of Redemption”), the Company announced the redemption of all of its outstanding public warrants (the “Public Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that are governed by the Amended and Restated Warrant Agreement, dated as of June 14, 2021 (the “Warrant Agreement”), by and among the Company, Computershare Trust Company, N.A., a federally chartered trust company, and Computershare Inc., a Delaware corporation (collectively, “Computershare”), as warrant agent and transfer agent, at a redemption price of $0.10 per Warrant (the “Redemption Price”).  In addition, pursuant to the Notice of Redemption, the Company announced the redemption all of its outstanding warrants to purchase shares of Common Stock that were previously issued pursuant to the Private Placement Warrants Purchase Agreement dated as of September 20, 2020 (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) and are also governed by the Warrant Agreement, at the Redemption Price and otherwise on the same terms as the outstanding Public Warrants.

As of the date hereof, the Public Warrants have stopped trading under PTRAW and CUSIP No. 74374T117; and the Company has determined to extend the exercise period and has changed the redemption date to the New Redemption Date. In order to exercise their Warrants, holders must deliver a completed and executed Election to Purchase to Computershare in respect of such Warrants prior to 5:00 p.m. New York City time on October 29, 2021. Payment upon exercise of the Warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock or (ii) on a “cashless basis” in which the exercising holder will receive 0.255 shares of Common Stock per Warrant.

Any Warrants that remain unexercised by 5:00 p.m. New York City time on October 29, 2021 will be void and no longer exercisable, and all rights thereunder and in respect thereof will cease, except for the right of the holders thereof to receive the redemption price of $0.10 in respect of each such Warrant. Holders of Public Warrants who hold their warrants through a broker will need to instruct their broker to exercise their Warrants through DTC’s Public Warrant Program.

* The CUSIP number appearing herein have been included solely for the convenience of the holders of the Public Warrants. Neither the Company nor Computershare shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Public Warrants or as indicated herein.

Questions regarding redemption of the Warrants or the procedures therefor should be directed to our information agent, Georgeson, at 800-932-9864.

1290 Avenue of the Americas, 9th Floor New York, NY 10104 Shareholders, Banks and Brokers Call Toll Free: 800-932-9864

Warrant Exercise Form